Exhibit 99.7

FORM OF LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

OMAGINE, INC.

Up to 3,202,200 Shares of Common Stock
Issuable upon the Exercise of Non-transferrable Subscription Rights at $1.25 per Share;

and

Up to 3,202,200 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share
and

Up to 3,202,200 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

February  , 2012
Dear Shareholder:

This letter is being sent by Omagine, Inc. (the “Company”) to shareholders who are the owners of record of our common stock at 5:00 p.m., Eastern time, on February  , 2012 (the “Record Date”) in connection with our distribution at no charge of (a) non-transferable rights (“Rights”) to purchase shares of our common stock in a Rights offering by the Company (the “Rights Offering”), and (b) transferable redeemable common stock purchase warrants (“Warrants”) exercisable for the purchase of shares of our common stock (the “Warrant Distribution”).  The Rights Offering and the Warrant Distribution are described in the enclosed offering prospectus dated February  , 2012  (“Prospectus”).

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Your Rights Certificate;
3.	Instructions as to the use of the Rights Certificates;
4.	Your $5 Warrant Certificate;
5.	Your $10 Warrant Certificate;
6.	Instructions as to the use of the Warrant Certificates;
7.	Notice of Guaranteed Delivery;
8.	Notice of Tax Information; and
9.	A return envelope addressed to Continental Stock Transfer & Trust Company.

In the Rights Offering, we are offering up to 3,202,200 shares of common stock, as described in the Prospectus, at a price of $1.25 per share. You will receive one (1) Right for each 4 shares of common stock owned by you as of the Record Date, and each Right entitles you to purchase one (1) share of common stock under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full, you will be eligible, under what we refer to as your “Over-Subscription Privilege”, to purchase any shares of common stock that are not purchased by other Rights holders under their Basic Subscription Rights. Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. Please note that fractional Rights will be rounded up to the nearest whole number of Rights. The Rights are not transferable and may not be sold.

The Rights Offering will expire at 5:00 p.m., Eastern time, on March  , 2012. Your right to purchase common stock in the Rights Offering will expire if not exercised by such time. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

Your subscription Rights are evidenced by the accompanying non-transferable Rights certificate registered in your name (the “Rights Certificate”). The reverse of the Rights Certificate contains the form for exercising your Rights. To exercise your Rights, you should deliver the properly completed and duly signed Rights Certificate, with full payment of the subscription price for each share of common stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to Continental Stock Transfer & Trust Company (the ”Subscription Agent”), as indicated in the Prospectus.

If you elect to exercise any or all of your Rights, the Subscription Agent must receive your properly completed and duly executed Rights Certificate and all other required documents and full payment of the subscription price, including final clearance of any checks, prior to 5:00 p.m., Eastern Time in the United States on March  , 2012.

Your prompt action is requested with respect to the Rights Offering.

__________________

In the Warrant Distribution, we are distributing up to 6,404,400 Warrants, as described in the Prospectus. You will receive one (1) Warrant exercisable at $5.00 per share (the “$5 Warrants”) and one (1) Warrant exercisable at $10.00 per share (the “$10 Warrants”) for each 4 shares of common stock owned by you as of the Record Date. Each $5 Warrant is exercisable for the purchase of one share of common stock at a purchase price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one share of common stock at a purchase price of $10.00 per share (each of such exercise prices being the “Warrant Exercise Price”). Please note that fractional Warrants will be rounded up to the nearest whole number of Warrants. The Warrants are transferable and may be sold or transferred. Unless redeemed earlier by the Company, the Warrants are valid until December 31, 2013 (the “Warrant Expiration Date”). You will be notified in writing if the Company elects to redeem any or all of the Warrants before the Warrant Expiration Date.

Your right to exercise the Warrants will expire on the earlier of (i) the Redemption Date, or (ii) the Warrant Expiration Date. All Warrant exercises are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Warrants.

Your Warrants are evidenced by the accompanying transferable warrant certificates registered in your name (the “
Warrant Certificates”). The reverse of each Warrant Certificate contains the form for exercising or transferring your Warrants. To exercise your Warrants, you should deliver the properly completed and duly signed Warrant Certificate(s), with full payment of the Warrant Exercise Price for each Warrant you are exercising, to Continental Stock Transfer & Trust Company (the “Warrant Agent”), as indicated in the Prospectus.

If you elect to exercise any or all of your Warrants, the Warrant Agent must receive your properly completed and duly executed Warrant Certificate(s) and all other required documents and full payment of the Warrant Exercise Price, including final clearance of any checks, prior to 5:00 p.m., Eastern Time in the United States on the earlier of the (i) the Redemption Date, or (ii) the Warrant Expiration Date.

Please contact Continental Stock Transfer & Trust Company, who is both the Subscription Agent and the Warrant Agent for additional copies of the enclosed materials and any questions or requests for assistance concerning either the Rights Offering or the Warrant Distribution.

Very truly yours, Omagine, Inc.

Charles P. Kuczynski Vice-President & Secretary

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF OMAGINE, INC., THE SUBSCRIPTION AGENT, THE WARRANT AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS OR WARRANTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING OR WARRANT DISTRIBUTION EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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